EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.

CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FD Investors: Eric Boyriven / Alexandra Tramont (212) 850-5600

Linden Alschuler & Kaplan, Inc. Media: Lisa Linden / Mollie Fullington 212-575-4545 / 917-346-6123

EMCOR GROUP, INC. ANNOUNCES AGREEMENT TO ACQUIRE
USM SERVICES HOLDINGS, INC.

- USM is a Leading North American Provider of Facilities Maintenance Services to
National and Multi-Site Commercial Customers -

- Combination of USM and EMCOR’s Services Business Creates Premier
Nationwide Provider of Facilities Maintenance Services -

NORWALK, CONNECTICUT, May 18, 2011 – EMCOR Group, Inc. (NYSE: EME) today announced that it has entered into a definitive agreement to acquire USM Services Holdings, Inc.  (“USM”), a leading provider of facilities maintenance solutions in North America, from Transfield Services Limited (ASE: TSE) in an all-cash transaction for $255 million, representing $225 million for the base USM business plus $30 million for the net present value of a USM tax benefit.   Transfield Services Limited is an Australian-based global provider of operations, asset management and project management services.  The transaction is expected to close towards the end of June, subject to customary closing conditions.  EMCOR will utilize available cash to finance the acquisition.

Headquartered in Norristown, Pennsylvania and with annual revenues of approximately $375 million, USM is a leading provider of essential facilities maintenance services, including interior and exterior services and electrical, mechanical and plumbing services, to national and regional commercial customers that typically maintain more than 100 sites across wide geographic areas.  With its highly-developed proprietary network of over 11,000 service partners, USM delivers consistent facilities maintenance services across a nationwide footprint for approximately 150 customers in over 75,000 locations in all 50 states and Canada.

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EMCOR Announces Agreement to Acquire USM Services Holdings	Page 2

Tony Guzzi, President and Chief Executive Officer of EMCOR, commented, “We are excited to be acquiring USM, which further strengthens EMCOR’s market leading position in facilities and maintenance services.  Led by an outstanding and experienced management team, USM is a highly respected provider of facilities maintenance services to some of the most prominent retail, banking, and other commercial companies across the country.  Our two businesses are highly complementary to each other, as USM is a leader in predictive, scheduled interior and exterior maintenance services, while EMCOR leads the market in providing site-based and mechanical services and other electrical and mechanical trades services.  In an environment in which customers are increasingly looking to centralize their outsourcing with a quality provider, we will together offer a compelling, comprehensive value proposition that is unmatched in the marketplace.”

Mr. Guzzi continued, “Our combination with USM, a leader in a very large, growing and highly fragmented market, will offer access to potential new customers for EMCOR’s capabilities in energy efficiency, retrofit projects, building controls upgrades, monitoring and maintenance management, and will enable us to bring new services to our existing customers.  USM also has excellent revenue visibility and solid margin performance, and by combining aspects of our businesses, we expect to gain greater operational efficiencies and scale that will translate into reduced costs for the benefit of both EMCOR and our customers.”

“We look forward to joining the EMCOR team,” stated Ivan Dubow, Chief Operating Officer of USM.  “Both companies are industry leaders with strong commitments to customer relationships, margin, cash generation and employee development.  These shared values speak to a promising future, and we look forward to working together.”

For the balance of 2011, the acquisition of USM is expected to add approximately $160 million in revenues and be slightly accretive to EMCOR’s diluted earnings per share, after transaction expenses of approximately $6 million.  For 2012 and annual periods thereafter, USM is expected to be accretive to EMCOR’s diluted earnings per share and generate operating income margin, excluding intangible amortization expenses, in excess of EMCOR’s historical peak operating income margins.

Operating efficiencies are expected to be generated from the combination of USM and EMCOR’s facilities businesses, resulting in targeted annualized expense reductions of approximately $5 - $6 million over the next two years.

A conference call to discuss EMCOR Group’s acquisition of USM will be available live via internet broadcast today, Wednesday, May 18, at 5:00 PM Eastern Daylight Time.  You can access the live call through the Home Page of the Company’s Web site at www.emcorgroup.com.

About Transfield Services:

Transfield Services delivers essential services to key industries in the resources and industrial, property and infrastructure sectors. A leading global provider of operations, maintenance, and asset and project management services, Transfield Services has more than 28,000 employees in Australia, New Zealand, the United States, Canada, the United Arab Emirates, Qatar, India, Malaysia, Chile and New Caledonia. Transfield Services Limited is listed on the Australian Securities Exchange.

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EMCOR Announces Agreement to Acquire USM Services Holdings	Page 3

EMCOR Group, Inc. is a Fortune 500® worldwide leader in mechanical and electrical construction services, energy infrastructure and facilities services.  This press release and other press releases may be viewed at the Company’s Web site at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995.  Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements.  These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Accordingly these statements are no guarantee of future performance.  Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business and that the USM business will not be integrated successfully and that the cost savings from the USM transaction may not be fully realized or may take longer to realize than expected or that disruption from the transaction may make it more difficult to maintain relationships with customers, employees or suppliers.  Certain of the risks and factors associated with EMCOR’s business are also discussed in the Company’s 2010 Form 10-K, its Form 10-Q for the first quarter ended March 31, 2011, and in other reports filed from time to time with the Securities and Exchange Commission.  All these risks and factors should be taken into account in evaluating any forward-looking statements.